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                                  EXHIBIT C-10
                  CONFIDENTIALITY/NONSOLICITATION  AGREEMENT

          This Agreement is between PMC International, Inc., a Colorado corporation ("PMC") and C.R. "Sonny" Tucker, an individual resident of New Mexico ("Consultant"), and shall be effective as of August 24,1998.

          In consideration of PMC appointing Consultant as Interim Chief Executive Officer along with compensation, other consideration commensurate with that position, access to PMC's confidential and proprietary information, the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.   Confidential Information.

          a. Nondisclosure and Nonuse of Confidential Information. Consultant acknowledges that during the course of his engagement for services performed both prior to the effective date of this Agreement and during this Agreement, he will acquire Confidential Information, as defined below. Consultant shall not disclose or use at any time, either during his consulting period with PMC or its Subsidiaries or thereafter, any Confidential Information of which Consultant is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Consultant's performance of duties assigned to Consultant by PMC or its Subsidiaries. Consultant shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by PMC or its Subsidiaries in connection with their business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation,
(viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customer and client information (including customer or client lists), (xii) copyrightable works,
(xiv) all technology and trade secrets, (xv) business plans and financial models, and (xvi) all similar and related information in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Consultant proposes to disclose or use such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features constituting such information have been published in combination.

          b.   PMC's Ownership of Intellectual Property.

               i. Acknowledgment of PMC Ownership. If Consultant as part of his activities on behalf of PMC or its Subsidiaries generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or constituting Confidential Information), any copyrightable work (whether or not constituting Confidential Information) or any other form of Confidential Information relating directly or indirectly to PMC's and its Subsidiaries' business as now or hereafter conducted (collectively, "Intellectual Property"), Consultant acknowledges that such Intellectual Property is the exclusive property of PMC and hereby assigns all right, title and interest in and to such Intellectual Property to PMC. Any copyrightable work prepared in whole or in part by Consultant will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and PMC shall own all of the rights comprised by the copyright therein. Consultant shall promptly and fully disclose all Intellectual Property to PMC and shall cooperate with PMC to protect PMC's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by PMC, whether such requests occur prior to or after termination of Consultant's consulting period by PMC).

               ii. Consultant Invention. Consultant understands that paragraph
(b)(i) of this Section regarding PMC's ownership of Intellectual Property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of PMC were used and which was developed entirely on Consultant's own time, unless (i) the invention relates to the business of PMC or any of its Subsidiaries or to their actual or demonstrably
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anticipated research or development or (ii) the invention results from any work performed by Consultant for PMC or any of its Subsidiaries.

          c. Return of PMC Property. As requested by PMC from time to time and upon the termination of Consultant's consulting period with PMC and its Subsidiaries for any reason, Consultant shall promptly deliver to PMC all copies and embodiments, in whatever form, of all PMC property in his possession or control, including without limitation all Confidential Information and Intellectual Property in Consultant's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing or constituting any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by PMC, shall provide PMC with written confirmation that all such materials have been delivered to PMC. Consultant agrees that if he fails to return such property upon PMC's request, PMC may withhold the value of such unreturned property from any sum otherwise due consultant.

     2. Nonsolicitation. During the term of this Agreement and for a period of twelve (12) months after termination of this Agreement, Consultant shall not without PMC's prior written consent, directly or indirectly:

          a. solicit or attempt to cause any employee, or cause or attempt to cause any agent or contractor of PMC or any PMC affiliate, to terminate his or her consulting period, agency or contractor relationship with PMC or any PMC affiliate; interfere or attempt to interfere with the relationship between PMC and any employee, contractor or agent of PMC; or solicit for employment any employee or hire or attempt to hire any agent or contractor of PMC or any PMC affiliates.

          b. solicit similar business that PMC or any affiliate offers from any customer or client served by PMC; or interfere or attempt to interfere with any transaction, agreement or business relationship in which PMC or any affiliate was involved.

     3. Survival. Consultant's obligations under this agreement shall survive the termination of his employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed by PMC to Consultant.

     4. Remedies. Consultant acknowledges that upon a breach of any obligation under this agreement, PMC will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate PMC. Consultant therefore agrees that upon such breach or threatened breach of any obligation under this agreement, PMC shall be entitled to, and Consultant shall not oppose entry of, a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Consultant from violating any such provision. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to PMC under this agreement or the law, including the right to seek damages from Consultant for a breach of any provision of this agreement, nor shall this paragraph be construed to limit the rights or remedies available under Colorado law for any violation of any provision of this agreement.

     5. Employment. This Agreement shall not alter Consultant's employment status, or any right of PMC or Consultant to terminate the employment relationship with or without cause, prior notice or other formality.

     6. Other Agreements. Before signing this Agreement, Consultant may have executed other agreements relating to Consultant's employment relationship with PMC. In the event of any direct conflict between any term of this Agreement and any term of any other Agreement executed prior to the date of this Agreement, the terms of this Agreement shall control. However, in the event that Consultant has, prior to the date of this Agreement, signed any other contract concerning Consultant's employment relationship with PMC, any provision of any such agreement that is not in direct conflict with a provision of this Agreement shall not be affected, modified or superseded by this Agreement, but rather shall remain fully enforceable according to its terms.

     7. Miscellaneous. (a) Heirs and Assigns. This Agreement shall be binding upon Consultant's heirs, executors, administrators or other legal representatives, shall inure to the benefit of PMC, its successors or assigns, and shall be freely assignable by PMC, but not by Consultant; (b) Governing Law. This agreement and all other disputes

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or issues arising from or relating in any way to PMC's relationship with
Consultant, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction. (c) Severability. If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that PMC be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets, Confidential Documents and/or Confidential Information. (d) Disputes. Any action arising from or relating any way to this agreement, or otherwise arising from or relating to Consultant's's employment with PMC, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law. The prevailing party in any action to enforce any provision of this agreement shall recover all costs and attorneys' fees incurred in connection with the action. (e) Continuing Obligation. Consultant's obligations under this Agreement shall be enforceable according to its terms notwithstanding any breach or alleged breach, or default or alleged default, of PMC under any other agreement or agreements between Consultant and PMC.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Consultant:                            PMC International, Inc.


                                       By:
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C.R. "Sonny" Tucker                        Scott A. MacKillop, President


                              Exhibit C-10 Page 4